Limited Term Tax-Exempt Bond Fund of America
January 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$30,939
Class B	$1
Class C	$188
Class F-1	$863
Class F-2	$3,687
Class F-3*	$-
Total	$35,678
Class R-6	$3,432
Total	$3,432
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1594
Class B	$0.1047
Class C	$0.1006
Class F-1	$0.1534
Class F-2	$0.1740
Class F-3	$0.0042
Class R-6	$0.1826
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	191,675
Class B	3
Class C	1,851
Class F-1	5,508
Class F-2	21,931
Class F-3	1
Total	220,969
Class R-6	18,579
Total	18,579
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$15.60
Class B	$15.60
Class C	$15.60
Class F-1	$15.60
Class F-2	$15.60
Class F-3	$15.60
Class R-6	$15.60

*Amount less than one thousand